Exhibit 99.1
MAGELLAN ANNOUNCES SHAREHOLDER SETTLEMENT
PORTLAND, Maine, and NEW YORK, N.Y. — April 6, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (“Magellan” or the “Company”) announced a full and complete Settlement Agreement with ANS Investments LLC and Jonah M. Meer in advance of the Company’s 2008 Annual Meeting of Shareholders (the “Annual Meeting”).
Settlement Agreement
On April 3, 2009, the Company, ANS Investments LLC and its CEO, Jonah M. Meer (together, the “ANS Parties”) entered into a Settlement Agreement that terminates the proxy solicitation efforts of the ANS Parties on mutually agreeable terms and gains the full support of ANS Investments and Jonah Meer as the Company moves forward with its strategic plans. Previously, the ANS Parties filed proxy materials with the U.S. Securities and Exchange Commission (“SEC”) describing their intentions to nominate Mr. Meer as a candidate for election as a director of the Company and to present two other proposals to the Company’s shareholders.
Under the terms of the Settlement Agreement, the ANS Parties have agreed to withdraw both the nomination of Mr. Meer as a director candidate and their other proposals, to terminate all proxy solicitation efforts with respect thereto, to support each of the proposals that the Company intends to present to its shareholders at the Annual Meeting and to vote all of their shares in favor of these proposals in accordance with the recommendation of the Company’s Board of Directors. In exchange, the Company has agreed to reimburse the ANS Parties up to $125,000 for their legal and related expenses incurred by the ANS Parties. The Company will file with the SEC a current report on Form 8-K which will include as an exhibit a copy of the Settlement Agreement.
Magellan’s President and Chief Executive Officer, William H. Hastings said, “[w]e have recently held constructive meetings with ANS Investments and Mr. Meer and view this settlement as positive and in the best interests of the Company and its shareholders. The settlement allows us to focus all of our efforts on achieving our goal of making Magellan a unique, mid-level, natural gas development company. The Board looks forward to promptly scheduling our shareholders’ Annual Meeting and believes that our shareholders will broadly support each of the critically important matters to be voted upon at the upcoming Annual Meeting, including updating the Company’s corporate governance provisions and completing the Company’s pending $10 million equity investment with our strategic investor, Young Energy Prize S.A. of Luxembourg.”

Jonah Meer, CEO of ANS Investments, added “We are very pleased to resolve our differences with Magellan and are happy to support the Company’s management and the Board’s proposals for shareholder action at the Annual Meeting. During the past year, we have been advocating for improved management, corporate governance reform, increased communication with shareholders and increased shareholder value. In our recent meetings with Bill Hastings and representatives of Magellan’s strategic investor, we have come to appreciate the significant improvements that the Company has implemented and the business strategies that Bill and the Board intend to pursue going forward. We strongly support and will vote in favor of each of the Company’s proposals being submitted to shareholders at the upcoming Annual Meeting, including YEP’s strategic equity investment in the Company. We are confident that, as business conditions in the oil and gas business improve in the future, Magellan’s management team will take the steps necessary to achieve our shared objective of Magellan’s business success and increased shareholder value. We agree with YEP and Bill Hastings that prudent stewardship of the Company’s resources has positioned it to grow and prosper now and in the future.”
Important Information
Magellan filed a preliminary proxy statement with the SEC on February 11, 2009, in connection with the election of one director and other actions to be taken at the Annual Meeting. Magellan will soon be filing a revised preliminary proxy statement for the Annual Meeting. Thereafter, Magellan will announce the date and location of the Annual Meeting and mail to its shareholders a definitive proxy statement and proxy card in connection with the Annual Meeting.
Shareholders are urged to read the Company’s definitive proxy statement (as well as any amendments or supplements thereto) relating to the Annual Meeting when it becomes available because it will contain important information. After being filed with the SEC, shareholders will be able to obtain the definitive proxy statement (as well as any amendments or supplements thereto) and other relevant documents free of charge at the SEC’s website, www.sec.gov. In addition, copies of the definitive proxy statement and other relevant documents will be made available for free to any Magellan shareholder who makes a request to the Company’s officers listed below.
Magellan and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the names and interests of these persons in connection with the Annual Meeting was included in the Company’s preliminary proxy statement, filed with the SEC on February 11, 2009, as such information may be supplemented or amended by the definitive proxy statement.
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About Magellan
Magellan was established in 1957, and was incorporated in the State of Delaware in 1967. Magellan files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or from Magellan at www.magpet.com. The Company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant asset is its 100% equity ownership interest in Magellan Petroleum Australia Limited. Magellan also has a 2.67% carried interest in the Kotaneelee Gas Field in the Yukon Territory of Canada and development interests in the U.K.

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For further information, please contact:

Magellan:	William H. Hastings, President and CEO, at (207) 776-5616 Daniel J. Samela, Chief Financial Officer, at (860) 293-2006

ANS Investments LLC:	Jonah M. Meer, CEO, at (212) 945-2080
Forward- Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and Magellan Petroleum Australia Limited (“MPAL”) may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the likelihood and timing of the closing of the YEP investment transaction, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.